SIMON LEVER & COMPANY
Certified Public Accountants and Consultants

444 Murry Hill Circle
Lancaster, PA 17601-4168
Telephone 717.569.7081
Fax 717.569.7313
www.simon-lever.com

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of
Medical Technology & Innovations, Inc. on Form S-8 to be filed on or about May
10, 2002 of our report dated September 25, 2001 on the consolidated financial statements of Medical Technology & Innovations, Inc. and subsidiaries which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the Annual Report on Form 10-KSB of
Medical Technology & Innovations, Inc. for the year ended June 30, 2001.

/s/ Simon Lever & Company
    SIMON LEVER & COMPANY

May 10, 2002
Lancaster, Pennsylvania